1

                     FOURTH AMENDED, RESTATED AND CONTINUED
                           REVOLVING CREDIT AGREEMENT

                           DATED AS OF APRIL 30, 1996

         GWALTNEY OF SMITHFIELD, LTD., a Delaware corporation ("GWALTNEY"), THE SMITHFIELD PACKING COMPANY, INCORPORATED, a Virginia corporation ("PACKING"), PATRICK CUDAHY INCORPORATED, a Delaware corporation ("CUDAHY"), ESSKAY, INC., a Maryland corporation ("ESSKAY"), BROWN'S OF CAROLINA, INC., a North Carolina corporation ("BROWN'S") and JOHN MORRELL & CO., a Delaware Corporation ("MORRELL"; Gwaltney, Packing, Cudahy, Esskay, Brown's and Morrell being individually referred to as a "BORROWER" and collectively referred to as the "BORROWERS"), and COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", New York Branch (individually, "RABOBANK"), as Agent for the Banks (the "AGENT"), and each financial institution a party hereto (being individually referred to as a "BANK" and collectively referred to as the "BANKS") agree as follows:

                             PRELIMINARY STATEMENTS

         This Credit Agreement is a complete Amendment, Restatement and Continuation of the Third Amended, Restated and Continued Revolving Credit Agreement (the "1995 AGREEMENT") dated as of July 31, 1995, as amended by First Amendment to the 1995 Agreement dated as of July 31, 1995, and as amended by Amendment Agreement dated December 20, 1995, among Gwaltney, Packing, Cudahy, Esskay and Brown's, Rabobank as agent for the Banks and each financial institution a party thereto, with the 1995 Agreement being a complete amendment, restatement and continuation of the Second Amended, Restated and Continued Revolving Credit Agreement (the "1994 AGREEMENT") dated as of March 1, 1994, as amended by amendments dated as of May 1, 1994, November 28, 1994, January 31, 1995, February 24, 1995, March 27, 1995, April 30, 1995, May 31, 1995 and July
12, 1995 among Gwaltney, Packing, Cudahy, Esskay, Brown's and Carolina Food Processors, Inc. and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch ("RABOBANK"), with the 1994 Agreement being a complete amendment, restatement and continuation of (i) the Amended, Restated and Continued Revolving Credit Agreement (the "1991 AGREEMENT") dated as of November 27, 1991, as amended as of August 12, 1992 and as of October 28, 1992, among Gwaltney, Packing, Cudahy and Esskay and Rabobank, with the 1991 Agreement being a complete amendment, restatement and continuation of the Revolving Credit Agreement dated as of October 26, 1990, as amended as of


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                                                                               2

October 30, 1991 between Gwaltney and Rabobank and (ii) the Amended, Restated and Continued Oral Finance Facility (the "1991 ORAL FINANCE FACILITY") dated as of November 27, 1991 among Gwaltney, Packing, Cudahy and Esskay and Rabobank, with the 1991 Oral Finance Facility being a complete amendment, restatement and continuation of the Oral Finance Facility dated as of October 26, 1990, as amended, between Gwaltney and Rabobank. To the extent that any collateral, guaranty, pledge or assignment has heretofore been given as security under or in connection with the 1994 Credit Agreement, 1991 Credit Agreement or the 1991 Oral Finance Facility or any other agreement, instrument or other document for the repayment of any indebtedness incurred by any of the Borrowers to a Bank, the security agreements and other lien documents (as the same may be amended, restated, continued, supplemented or otherwise modified pursuant to or in connection with this Credit Agreement) applicable thereto shall continue to secure the repayment of such indebtedness previously incurred and presently outstanding, together with all new indebtedness now or hereafter incurred by any or all of the Borrowers to a Bank under this Credit Agreement or the Notes.

                                   ARTICLE I

                       AMOUNTS AND TERMS OF THE ADVANCES

         SECTION 1.01.  THE COMMITTED FACILITIES.

         (a) $205,000,000 FACILITY A. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make advances (the "FACILITY A ADVANCES") to any of the Borrowers from time to time during the period from the date hereof to and including July 29, 1996 (the "FACILITY A TERMINATION DATE") in an aggregate principal amount not to exceed at any time outstanding for all of the Borrowers (i) the Available Facility A Commitment times (ii) the Facility A percentage (the "FACILITY A CREDIT PERCENTAGE" of such Bank) set forth for such Bank on the then current Annex I attached hereto; provided, however, that if at the time of determination the Facility A Commitments have been terminated or been reduced to zero, the "FACILITY A CREDIT PERCENTAGE" of each Bank shall be the Facility A Credit Percentage of such Bank in effect immediately prior to such termination or reduction. The term "AVAILABLE FACILITY A COMMITMENT" shall mean, as of any date of determination, the lesser of (x) the then current Available Borrowing Base or (y) the difference of (A) $205,000,000, as such amount may be reduced pursuant to Section 1.03(b) (the "FACILITY A COMMITMENT") minus (B) the aggregate outstanding principal amount of Facility A Advances outstanding on such date minus (C) any Letter of Credit


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                                                                               3

Obligations. Facility A Advances shall be used to repay Drawings under Letters of Credit and for seasonal inventory and receivable needs and for no other purpose.

         (b) $50,000,000 FACILITY B. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make advances (the "FACILITY B ADVANCES"; Facility A Advances and Facility B Advances, collectively, the "ADVANCES") to any of the Borrowers from time to time during the period from the date hereof to and including July 29, 1997 (the "FACILITY B TERMINATION DATE") in an aggregate principal amount not to exceed at any time outstanding for all of the Borrowers (i) the Available Facility B Commitment times (ii) the Facility B percentage (the "FACILITY B CREDIT PERCENTAGE" of such Bank; the Facility A Credit Percentage and the Facility B Credit Percentage, collectively, the "CREDIT PERCENTAGE" of such Bank) set forth for such Bank on the then current Annex I attached hereto; provided, however, that if at the time of determination the Facility B Commitments have been terminated or been reduced to zero, the "FACILITY B CREDIT PERCENTAGE" of each Bank shall be the Facility B Credit Percentage of such Bank in effect immediately prior to such termination or reduction. The term "AVAILABLE FACILITY B COMMITMENT" shall mean, as of any date of determination, the lesser of (x) the then current Available Borrowing Base (as defined in Section 1.01(c) below) or (y) the difference of (A) $50,000,000, as such amount may be reduced pursuant to Section 1.03(b) (the "FACILITY B COMMITMENT") minus (B) the aggregate outstanding principal amount of Facility B Advances outstanding on such date. Facility B Advances shall be used for working capital purposes and for capital expenditures and for no other purpose. "COMMITMENT" means, as to a Bank, such Bank's obligation to make Advances hereunder to the extent of such Bank's Credit Percentage, together with the right of such Bank to receive all payments of all principal, interest and other amounts due hereunder and under the other Loan Documents from the Loan Parties to the extent of such Bank's Credit Percentage, together with all other rights, remedies, privileges, duties and obligations of such Bank hereunder and under the other Loan Documents.

         (c) BORROWING BASE. For purposes of this Agreement, "AVAILABLE BORROWING BASE" shall mean, as of any date of determination, the then current aggregate Borrowing Base (as defined in Exhibit E hereto) of all of the Borrowers minus the aggregate outstanding principal amount of the Advances outstanding or requested on such date minus the then aggregate outstanding Letter of Credit Obligations. Each Advance shall be in an amount of $1,000,000 or an integral multiple thereof. Within the limits of the Facility A Commitment and the Facility B Commitment, each Borrower may borrow, prepay pursuant to
Section 1.04(c) and reborrow under this Section 1.01.


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                                                                               4

         SECTION 1.02. MAKING THE ADVANCES. (a) REQUEST FOR ADVANCE. Each Advance shall be made on notice, substantially in the form of Exhibit C (a "BORROWING NOTICE"), from the Borrower desiring such Advance to the Agent delivered before 12:00 noon (New York City time) with respect to a Eurodollar Rate Loan, at least three Business Days prior to the making of such Advance and with respect to any other Loan, on a Business Day specifying, with respect to such Advance (all such Advances consisting of the same type made, continued or converted on the same day referred to as a "BORROWING"), (i) the Available Facility A Commitment or Available Facility B Commitment, as the case may be,
(ii) the amount, (iii) the Facility, (iv) the type of Advance and (v) the Interest Period therefor pursuant to Section 1.06(a). The Agent shall give such Borrowing Notice to each Bank not later than 1:30 p.m. (New York City time) on the day received.

         (b)     DISBURSEMENTS.

                 (i) Not later than 3:00 p.m. (New York City time) three Business Days following the date of receipt of a Borrowing Notice, with respect to a Eurodollar Rate Loan, or on the date of receipt of a Borrowing Notice with respect to any other Loan, each Bank with respect to a Borrowing Notice will make available for its account to the Agent at the address of the Agent set forth in Annex I attached hereto, in immediately available funds, the Advance to be made by it using the wiring instructions for the Agent set forth on Annex I attached hereto or as otherwise directed by the Agent. Unless the Agent shall have been notified by a Bank prior to the date of such Advance that such Bank does not intend to make available to the Agent its portion of such Advance to be made on such date, the Agent may (but in no event shall have any obligation to), in reliance thereon, make available the amount of the pro rata portion of such Advance to be provided by such Bank.

                 (ii) Provided that the applicable conditions set forth in
         Article II hereof for such Advance are fulfilled, the Banks will make funds available to the Agent and the Agent will make such funds available to the Borrower requesting such Advance at the account specified by such Borrower in such notice.

                 (iii) If the amount described in Section 1.02(b)(i) is not in fact made available to the Agent by a Bank (such Bank being hereinafter referred to as a "DEFAULTING BANK") and the Agent has nevertheless made available to the Borrower the amount of the Advance to be provided by such Bank, the Agent shall be entitled to recover such corresponding amount on


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                                                                               5

         demand from such Defaulting Bank. If such Defaulting Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower requesting such Advance and such Borrower shall immediately (but in no event later than two Business Days after such demand) pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Defaulting Bank or such Borrower, (x) interest on such corresponding amount in respect of each day from the date such amount was made available to such Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to either (A) if paid by such Defaulting Bank, for the first two Business Days such amount remains owing, the Federal Funds Rate from time to time in effect and thereafter, at the Base Rate or (B) if paid by such Borrower, the Base Rate plus (y) in each case, an amount equal to costs (including legal expenses) and losses, if any, incurred as a result of the failure of such Defaulting Bank to provide such amount as provided in this Agreement. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which a Borrower may have against any Bank as a result of any default by such Bank hereunder, including, without limitation, the right of such Borrower to seek reimbursement from any Defaulting Bank for any amounts paid by such Borrower under clause (y) above on account of such Defaulting Bank's default.

                 (iv) No Bank shall be responsible for the failure of any other Bank to make an Advance to be made by such other Bank; provided, however, that the failure of any Bank to make an Advance to be made by it shall not relieve the obligation of each other Bank to make the Advance to be made by such other Bank.

         (c) AUTHORIZED OFFICERS AND BANK. Each Borrower shall deliver to the Agent from time to time an Officer's Certificate setting forth the names of the officers, employees and agents authorized to request Advances and to request a conversion/continuation of any Borrowing and containing a specimen signature of each such officer, employee or agent. Aaron D. Trub and C. Larry Pope or any other individual so designated in writing by a Borrower shall be authorized to act for each Borrower in respect of all other matters relating to the Loan Documents. The Agent and the Banks shall be entitled to rely conclusively on such officer's or employee's authority to request such Advance or such conversion/continuation until the Agent receives notice to the contrary. Neither the Agent nor any Bank shall have a duty to verify the authenticity of the signature appearing on any Borrowing Notice or Conversion/Continuation Notice or any other document so long as such signature


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                                                                               6

reasonably appears to be the same as one of the specimen signatures appearing in the current Officer's Certificate delivered to the Agent by the respective Borrower pursuant to this Section. Neither the Agent nor any Bank shall incur any liability to a Borrower or any other Person in acting upon any telephonic notice which the Agent or a Bank reasonably believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of such Borrower.

         SECTION 1.03. COMMITMENT FEE AND REDUCTION OF COMMITMENT. (a) The Borrowers jointly and severally agree to pay to the Agent for the account of the Banks a commitment fee on the average daily unused portion of the Commitment from the date hereof until the Termination Date at the rate of 1/4 of 1% per annum, payable in arrears on the last day of each calendar quarter during the term of the Facility A Commitment and Facility B Commitment, commencing on the last day of the calendar quarter first occurring after the date hereof, and on the Facility A Termination Date or Facility B Termination Date, as the case may be.

         (b) The Borrowers shall have the right, upon at least five Business Days' written notice to the Agent, to terminate in whole or reduce in part the unused portion of the Facility A Commitment or Facility B Commitment, provided, however, that each partial reduction shall be in the amount of $1,000,000 or an integral multiple thereof. The Agent will promptly transmit such notice to each Bank. Notwithstanding the foregoing, in no event shall the Borrower be permitted to reduce the Facility A Commitment or the Facility B Commitment below an aggregate amount equal to the aggregate principal amount of Facility A Advances plus the Letter of Credit Obligations or Facility B Advances, as the case may be, outstanding at such time. The Commitment once reduced pursuant to this Section shall not be increased.

         SECTION 1.04. REPAYMENT. (a) Each Borrower shall, and hereby jointly and severally agrees to, repay the aggregate unpaid principal amount of all Advances, in accordance with the terms of two promissory notes of such Borrower to each Bank, in substantially the form of Exhibit A-1 hereto (as to Gwaltney), Exhibit A-2 hereto (as to Packing), Exhibit A-3 hereto (as to Cudahy), Exhibit A-4 hereto (as to Esskay), Exhibit A-5 hereto (as to Brown's) and Exhibit A-6 (as to Morrell), appropriately completed to evidence the indebtedness resulting from all Facility A Advances (individually, a "FACILITY A NOTE" and collectively, the "FACILITY A NOTES") and the indebtedness resulting from all Facility B Advances (individually, a "FACILITY B NOTE" and collectively, the "FACILITY B NOTES"; the Facility A Notes and the Facility B Notes, collectively, the "NOTES") and, in each case, delivered to each Bank pursuant to Article II. Each Bank shall maintain in accordance with its usual practice an account or accounts (a "LOAN ACCOUNT") evidencing the indebtedness of each Borrower to such Bank resulting from each Advance owing to such Bank from


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                                                                               7

time to time, including the amount of principal and interest payable and paid to such Bank from time to time hereunder and under the Notes. Such Loan Account shall be conclusive evidence of the amount owed to such Bank, absent manifest error.

         (b) Each Borrower shall, and hereby jointly and severally agrees to, within two Business Days following the delivery by it of each borrowing base certificate under Section 5.01(c)(iv) hereof, either (i) prepay the Advances made to any Borrower in the amount, if any, by which the outstanding principal amount of the Advances made to the Borrowers on the date of prepayment under this Section 1.04(b) exceeds the Borrowers' Borrowing Base set forth on such borrowing base certificate, together with accrued interest to the date of such prepayment on the amount prepaid, or (ii) pledge and assign to the Agent on behalf of the Banks additional collateral acceptable to the Banks, in their sole discretion, and deliver all documentation that the Agent or the Banks, in their sole discretion, may require in connection with such pledge and assignment and the perfection of a first priority security interest in such additional collateral, so that the Borrowers' Borrowing Base plus the value assigned by the Banks, in their sole discretion, to such additional collateral equals or exceeds such outstanding principal amount.

         (c) Each Borrower may, upon at least one Business Day's notice to the Agent and each Bank, prepay the outstanding amount of any Advance made to any Borrower in whole or in part with accrued interest to the date of such prepayment on the amount prepaid; provided, however, that any prepayment of any Advance shall be made on, and only on, the last day of an Interest Period for such Advance; and provided, further, that each partial prepayment shall be in a principal amount of at least $1,000,000.

         (d) The Agent, in its sole discretion or upon the request of a Bank, subject only to the terms of this Section 1.04(d), may pay from the proceeds of an Advance (which Advance has not been requested by a Borrower pursuant to a Borrowing Notice) made to a Borrower hereunder, whether made following a request by a Borrower or a deemed request as provided in this Section 1.04(d), all amounts then due and payable by such Borrower hereunder, including, without limitation, amounts payable with respect to payments of principal, interest and fees and all reimbursements for expenses hereunder. Each Borrower hereby irrevocably authorizes the Agent and the Banks to make Advances, which Advances shall be Base Rate Loans, in any case, upon notice from the Agent as described in the following sentence for the purpose of paying principal, interest and fees due from such Borrower, reimbursing expenses or paying any and all other amounts due and payable by such Borrower hereunder or under the Notes or any other Loan Document, and agrees that all such Advances so made shall be deemed to have been requested by it


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hereunder as of the date of the aforementioned notice; provided, however, that, if following any such notice and prior to the Advance by the Banks contemplated thereby a Borrower shall pay to the Agent on behalf of the Banks the full amount of the obligations with respect to which such Advance was to be made, the Banks shall not make such Advance. The Agent shall request an Advance on behalf of a Borrower as described in the preceding sentence by notifying such Borrower at least two (2) Business Days prior to the proposed date of such Advance by telex, telecopy, telegram or other similar form of transmission, of the amount thereof and the date such Advance is to be made.

         SECTION 1.05. INTEREST. (a) Each Borrower shall, and hereby jointly and severally agrees to, pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal is paid in full at the applicable rate set forth below.

         (b) RATE OF INTEREST. All Advances shall bear interest on the unpaid principal amount thereof from the date such Advances are made until paid in full, except as otherwise provided in Section 1.05(e), as follows:

                 (i) If a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period plus (B) the Interest Rate Margin; and

                 (ii) If a Federal Funds Rate Loan, at a rate per annum equal to the sum of (A) the Federal Funds Rate determined for the applicable Interest Period plus (B) the Interest Rate Margin.

The applicable basis for determining the rate of interest on the Advances shall be selected at the time a Borrowing Notice or a Conversion/Continuation Notice is delivered by a Borrower to the Agent. If on any day any Advance is outstanding with respect to which notice has not been timely delivered to the Bank in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then for that day that Advance shall be deemed to be a Base Rate Loan.

         (c)     INTEREST PAYMENTS.

                 (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on each Interest Payment Date applicable to such Loan, (B) upon the prepayment thereof in full or in part, (C) upon conversion thereof to a Eurodollar Rate Loan or Federal Funds Rate Loan, and (D) if


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                                                                               9

         not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan.

                 (ii) Interest accrued on each Eurodollar Rate Loan or Federal Funds Rate Loan shall be payable in arrears (A) on each Interest Payment Date applicable to such Loan, (B) upon the payment or prepayment thereof in full or in part, and (C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan or Federal Funds Rate Loan, as the case may be.

         (d)     CONVERSION OR CONTINUATION.

                 (i) Each Borrower shall have the option (A) to convert at any time 1) all or any part of outstanding Base Rate Loans to Eurodollar Rate Loans or Federal Funds Rate Loans or 2) all or any part of Eurodollar Rate Loans to Federal Funds Rate Loans or 3) all or any part of Federal Funds Rate Loans to Eurodollar Rate Loans; or (B) to continue all or any part of outstanding Eurodollar Rate Loans or Federal Funds Rate Loans, in accordance with the terms of Section 1.05(b), having Interest Periods which expire on the same date as Eurodollar Rate Loans or Federal Funds Rate Loans, as the case may be, and the succeeding Interest Period of such continued Loans shall commence on such expiration date; provided, however, (I) no portion of any such outstanding Loan may be continued as (and shall be immediately converted into a Base Rate Loan), or be converted into, a Eurodollar Rate Loan or Federal Funds Rate Loan (x) if the continuation of, or the conversion into, would violate any of the provisions of Section 1.06 or
         (y) if an Event of Default has occurred and is continuing, and (II) if the option set forth in clause (B) of this Section is not exercised, in accordance with the terms of Section 1.05(d), in respect of a Eurodollar Rate Loan or Federal Funds Rate Loan, such Eurodollar Rate Loan or Federal Funds Rate Loan, as the case may be, shall convert automatically into a Base Rate Loan on the final date of the applicable Interest Period.

                 (ii) To convert or continue a Loan under Section 1.05(d), a Borrower shall deliver a notice of Conversion/Continuation, substantially in the form of Exhibit D (a "CONVERSION/CONTINUATION NOTICE"), to the Agent by not later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date. The Agent shall give such Conversion/Continuation Notice to each Bank not later than 12 noon (New York City time) on the day received. A Conversion/Continuation Notice shall specify (A) the identity of the


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                                                                              10

         Borrower delivering such notice, (B) the proposed conversion/continuation date (which shall be a Business Day), (C) the principal amount of the Borrowing to be converted/continued, (D) whether such Borrowing shall be converted and/or continued and (E) the requested Interest Period. Any Conversion/Continuation Notice for conversion to, or continuation of, an Advance shall be irrevocable, and such Borrower shall be bound to convert or continue in accordance therewith.

         (e) DEFAULT INTEREST. Notwithstanding the rates of interest specified in this Section or elsewhere in this Agreement, effective immediately upon the occurrence of an Event of Default or an event (a "DEFAULT") which with the passage of time or giving of notice or both would constitute an Event of Default, and for as long thereafter as such Default or Event of Default shall be continuing, the principal balance of all Base Rate Loans, all Eurodollar Rate Loans and all Federal Funds Rate Loans shall bear interest at the Default Rate. Upon the effectiveness of the Default Rate in accordance with this clause (e), to the extent any Eurodollar Rate Loans or Federal Funds Rate Loans are then outstanding, such Loans shall be converted to Base Rate Loans.

         (f) COMPUTATION OF INTEREST. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Advance, the date of the making of such Advance or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the last day of an Interest Period, as the case may be, shall be excluded; provided, however, if an Advance is repaid on the same day on which it is made, one (1) day's interest shall be paid on such Advance.

         (g) CHANGES; LEGAL RESTRICTIONS. If after the date hereof a Bank determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising jurisdiction, power or control over such Bank or over banks or financial institutions generally (whether or not having the force of law), compliance with which:

                 (i) does or will subject such Bank to charges (other than taxes) of any kind which such Bank reasonably determines to be applicable to the Commitments of such Bank or change the basis of taxation of payments to such Bank of principal, fees, interest, or any other amount payable hereunder; or


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                                                                              11

                 (ii) does or will impose, modify, or hold applicable, in the determination of the Bank, any reserve, special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, such Bank;

and the result of any of the foregoing is to increase the cost to such Bank of making, renewing or maintaining any Advance or its Commitment or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Bank, the Borrowers shall immediately pay to such Bank, from time to time as specified by such Bank, such amount or amounts as may be necessary to compensate such Bank for any such additional cost incurred or reduced amount received. Such demand shall be conclusive and binding for all purposes, absent manifest error.

         (h) CERTAIN DEFINED TERMS. The following capitalized terms used in this Agreement shall have the following meanings:

                 "BASE EURODOLLAR RATE" means, with respect to any Interest Period applicable to a Borrowing of Eurodollar Rate Loans, the interest rate per annum determined by the Agent to be the rate per annum at which deposits in United States dollars are offered to the Agent in the London interbank market at approximately 11:00 a.m. (London time) on the date two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the Eurodollar Rate Loan requested by a Borrower for such Interest Period.

                 "BASE RATE" means, for any period, a fluctuating interest rate per annum equal to the higher of (i) the rate per annum as shall be established by the Agent in New York, New York from time to time, as the Bank's base rate and (ii) the sum of (A) one-half of one percent (0.5%) and (B) the Federal Funds Rate.

                 "BASE RATE LOANS" means all Advances which bear interest at a rate determined by reference to the Base Rate (including any Advances bearing interest at the Default Rate) as provided in Section 1.05(e).

                 "DEFAULT RATE" means a per annum rate of interest equal to the Base Rate plus two percent.


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                                                                              12

                 "EURODOLLAR RATE" means, with respect to any Interest Period applicable to a Eurodollar Rate Loan, an interest rate per annum obtained by dividing (i) the Base Eurodollar Rate applicable to that Interest Period by (ii) a percentage equal to one hundred percent (100%) minus the Eurodollar Reserve Percentage.

                 "EURODOLLAR RATE LOANS" means those Advances which bear interest at a rate determined by reference to the Eurodollar Rate (including any Advances bearing interest at the Default Rate) as provided in Section 1.05.

                 "EURODOLLAR RESERVE PERCENTAGE" means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York in respect of "Eurocurrency Liabilities" as set forth in Regulation D of the Federal Reserve Board (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined).

                 "FEDERAL FUNDS RATE" means, with respect to any Interest Period applicable to a Federal Funds Rate Loan, an interest rate per annum equal to the rate per annum at which the Agent, as a branch of a foreign bank, in its sole discretion, may acquire federal funds in the interbank term federal funds market in New York City through brokers of recognized standing on the first day of the applicable Interest Period for a period equal to such Interest Period and in the amount of the corresponding Federal Funds Rate Loan.

                 "FEDERAL FUNDS RATE LOANS" means those Advances which bear interest at a rate determined by reference to the Federal Funds Rate (including any Advances bearing interest at the Default Rate) as provided in Section 1.05.

                 "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan or any Federal Funds Rate Loan, the last day of each calendar month commencing on the first such day following the making of such Base Rate Loan and Federal Funds Rate Loan, as the case may be, (ii) except as provided in clause (iii), with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan, and
         (iii) with respect
         to any Eurodollar Rate Loan having an interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Interest Period, as the case may be.

                 "INTEREST RATE MARGIN" means, as of any date, a rate equal to, with respect to any Facility A Advance, 1.25% per annum and with respect to any Facility B Advance, 1.35% per annum.

         SECTION 1.06. SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS AND FEDERAL FUNDS RATE LOANS. With respect to Eurodollar Rate Loans:

         (a) DETERMINATION OF INTEREST PERIOD. The period between the date of each Advance and the date of payment in full of such Advance shall be divided into successive periods, each such period being an "INTEREST PERIOD" for such Advance. The initial Interest Period for each Advance shall begin on the date of such Advance and end on the last day of such period as selected by the Borrower desiring such Advance, and thereafter, each subsequent Interest Period for such Advance shall begin on the last day of the immediately preceding Interest Period for such Advance and end on the last day of such period as selected by the Borrower. The duration of each such Interest Period for each Advance shall be overnight or one or three months, provided, however, that:

                 (i) the duration of any Interest Period for any Advance that commences before the repayment date for such Advance and otherwise ends after such repayment date shall end on such repayment date;

                 (ii) A Borrower may only select, as to Eurodollar Rate Loans, an Interest Period of, with respect to a Facility A Advance, thirty
         (30), sixty (60) or ninety (90) days in duration and with respect to a Facility B Advance, thirty (30), sixty (60), ninety (90), one hundred fifty (150) or one hundred eighty (180) days in duration;

                 (iii) A Borrower may only select, as to Federal Funds Rate Loans, an Interest Period of, with respect to a Facility A Advance, not more than three months in duration and with respect to a Facility B Advance, not more than six months in duration;

                 (iv) In the case of immediately successive Interest Periods applicable to a Borrowing of Eurodollar Rate Loans or Federal Funds Rate Loans, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                 (v) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall be extended to expire on the next succeeding Business Day provided, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

                 (vi) A Borrower may not select an Interest Period as to any Advance if such Interest Period terminates later than the Facility A Termination Date or Facility B Termination Date, as the case may be; and

                 (vii) There shall be no more than five Interest Periods in effect at any one time in the aggregate for Facility A Advances and Facility B Advances.

         (b) INTEREST RATE UNASCERTAINABLE, INADEQUATE OR UNFAIR. In the event that at least one (1) Business Day before the commencement of an Interest Period a Bank determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate, then being determined is to be fixed, then such Bank shall forthwith give notice thereof to the Borrowers, whereupon (until such Bank notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, which such Bank shall do promptly after it determines that such circumstances no longer exist) the right of all Borrowers to elect to have Advances bear interest based upon the Eurodollar Rate shall be suspended and all outstanding Eurodollar Rate Loans shall be converted into a Base Rate Loan on the last day of the then current Interest Period therefor, notwithstanding any prior election by any Borrower to the contrary.

         (c)     ILLEGALITY.

                 (i) If at any time a Bank determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become, as a result of any event occurring after the date hereof (A) unlawful or (B) impermissible by compliance by such Bank with any law, governmental rule, regulation or order of any governmental authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then such Bank may give notice of that determination to the Agent and the Borrowers.

                 (ii) When notice is given by a Bank under this Section, (A) each Borrower's right to request from such Bank and such Bank's obligation, if any, to make Eurodollar Rate Loans shall be immediately suspended, and such Bank shall make a Base Rate Loan in lieu of any requested Borrowing of Eurodollar Rate Loans (on which such Base Rate Loan the interest and principal shall be payable contemporaneously with the related Eurodollar Rate Loans of the other Banks) and (B) if Eurodollar Rate Loans are then outstanding, each Borrower shall immediately, or if permitted by applicable law, no later than the last date permitted thereby, upon at least one (1) Business Day's prior notice to such Bank, convert each such Loan into a Base Rate Loan (on which such Base Rate Loan the interest and principal shall be payable contemporaneously with the related Eurodollar Rate Loans of the other Banks).

                 (iii) If at any time after the Bank gives notice under this Section, such Bank determines that it may lawfully make Eurodollar Rate Loans, such Bank shall promptly give notice of that determination to each Borrower. Each Borrower's right to request, and such Bank's obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

         (d) COMPENSATION. In addition to all amounts required to be paid by each Borrower pursuant to Section 1.05, each Borrower shall compensate each Bank, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by each such Bank to fund or maintain such Bank's Eurodollar Rate Loans or Federal Funds Rate Loans to such Borrower) which such Bank may sustain (i) if for any reason not the fault of such Bank, a Borrowing, conversion into or continuation of Eurodollar Rate Loans or Federal Funds Rate Loans does not occur on a date specified therefor in a Borrowing Notice or a Conversion/Continuation Notice given by such Borrower or a successive Interest Period does not commence after notice therefor is given, including, without limitation, as a result of any of the events indicated in
Section 1.06(b) or (c), or (ii) if for any reason any Eurodollar Rate Loan or Federal Funds Rate Loan is prepaid (including, without limitation, mandatorily pursuant to Section 1.04(b)) on a date which is not the last day of the applicable Interest Period, or (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 1.06(b) or (c), or (iv) as a consequence of any failure by such Borrower to repay Eurodollar Rate Loans or Federal Funds Rate Loans when required by the terms of this Agreement. Such Bank's demand for such compensation shall be conclusive as to the amount of compensation due to the Bank, absent manifest error.

         SECTION 1.07. PAYMENTS AND COMPUTATIONS. The Borrowers shall make each payment hereunder and under any Note or any other Loan Document not later than 2:00 p.m. (New York City time) on the day when due in lawful money of the United States of America to the Agent at its address specified in Annex I attached hereto in same day funds. Each payment received by the Agent for the account of the Banks under this Agreement or any Note shall be paid promptly to such Bank, by wire transfer of same day funds in accordance with the wiring instructions specified for such Bank in Annex I attached hereto, for the account of such Bank. If such amount is not made available to a Bank, such Bank shall be entitled to recover from the Agent (x) interest on such corresponding amount in respect of each day from the date such payment was made to the Agent for the account of the Banks to the date such payment is made by the Agent to such Bank at a rate per annum for the first two Business Days such amount remains owing equal to the Federal Funds Rate from time to time in effect and thereafter, at the Base Rate plus (y) an amount equal to costs (including legal expenses) and losses, if any, incurred as a result of the failure of the Agent to provide such amount to such Bank. Each Borrower hereby authorizes each Bank, if and to the extent payment of any amount is not made when due under any Loan Document, to charge from time to time against any account of such Borrower with such Bank any amount so due. All computations of interest hereunder and under the Notes and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

         SECTION 1.08. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under the Notes shall be stated to be due, or whenever the last day of any Interest Period would otherwise occur, on a Saturday, Sunday or a public or bank holiday in New York City or in the case of a Eurodollar Rate Loan, New York City and London, England (any other day being a "BUSINESS DAY"), such payment may be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of an Eurodollar Rate Loan to be made in the next following calender month, such payment shall be made on the next preceding Business Day.

         SECTION 1.09. PRO RATA TREATMENT. Unless set forth to the contrary herein, (a) each Advance, (b) each payment by a Borrower with respect to any Advance, (c) each other payment to be made by a Borrower or any Loan Party hereunder or under any Loan Document and (d) any amounts received with respect to the sale, disposition, foreclosure or other transfer of any Collateral, shall be made by, or credited to the account of, the Banks pro rata in the same proportion at the time of such calculation as the outstanding principal amount of the Advances owed to such Bank bears to the outstanding principal amount of the Advances owed to all Banks. Each payment of interest on the Advances shall be made for the account of the Banks pro rata in accordance with the amounts of interest on the Advances due and payable to the respective Banks.

         SECTION 1.10. SHARING OF PAYMENTS, ETC. (a) PAYMENTS UNDER THIS AGREEMENT. Each Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances held by it for the account of such Borrower at any of such Bank's offices, in U.S. Dollars or in any other currency, against any principal of, or interest on, any of such Bank's Advances hereunder (or other obligations, if any, owing to such Bank hereunder) which is not paid when due (regardless of whether such balances are then due to a Borrower), in which case such Bank shall promptly notify such Borrower, all other Banks and the Agent thereof; provided, however, such Bank's failure to give such notice shall not affect the validity of such offset. If a Bank shall obtain payment of any principal of, or interest on, any Advance made by it to a Borrower under this Agreement through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Bank or other payments made to a Bank not in accordance with the terms of this Agreement and such payment, pursuant to
Section 1.09 hereof, should be distributed to the Banks pro rata in the same proportion at the time of such calculation as the outstanding principal amount of the Advances owed to such Bank bears to the outstanding principal amount of the Advances owed to all Banks, such Bank shall promptly purchase from the other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Advances made by the other Banks or other obligations arising under or in connection with the Loan Documents owed to such other Banks in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in the same proportion at the time of such calculation as the outstanding principal amount owed to such Bank bears to the outstanding principal amount owed to all Banks. Each Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Advances made by other Banks or other obligations arising under or in connection with the Loan Documents owed to such other Banks may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Advances in the amount of such participation.

         (b) PAYMENTS OF OTHER OBLIGATIONS. If a Bank shall obtain payment on any other obligation, if any, owing by a Borrower or a Loan Party through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments or other payments made to a Bank and an Event of Default or event which with the passage of time or giving of notice or both would become an Event of Default has occurred or would occur as a result of such payment, unless such Bank can conclusively demonstrate that such funds are proceeds of collateral pledged to secure such obligation in which case such funds shall not be shared hereunder, such payment shall be distributed to the Banks pro rata in the same proportion at the time of calculation as the outstanding principal amount of all Advances owed to such Bank bears to the outstanding principal amount of all Advances owed to all Banks. Such Bank shall promptly purchase from the other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the amount owed to such other Banks in such amounts, or make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in the same proportion at the time of calculation as the outstanding principal amount of all Advances owed to such Bank bears to the outstanding principal amount of all Advances owed to all Banks.

         (c) GENERAL PROVISIONS. All the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise any such right with respect to any other indebtedness or obligations of a Borrower.

         SECTION 1.11. INSUFFICIENT FUNDS. If the Agent receives funds insufficient to pay in full the principal of any Advances and/or interest and/or fees and expenses due and payable on any date such amounts are due, the Agent shall distribute any such funds received by it:

         (a) first, to pay all fees and expenses owing to the Agent (but not in its capacity as a Bank);

         (b) second, to pay all fees and expenses owing to the Banks pro rata in accordance with the amount of such fees and expenses owing to such Bank at such time;

         (c) third, to pay all accrued but unpaid interest on all outstanding Advances pro rata in accordance with the second sentence of Section
1.09 hereof; and

         (d) fourth, to pay all amounts of principal outstanding on the Advances pro rata in accordance with the first sentence of Section 1.09 hereof.

         SECTION 1.12. DEFAULTING BANK'S STATUS. Notwithstanding anything contained herein to the contrary, but in addition to provisions regarding the failure of a Bank to perform its obligations hereunder set forth elsewhere in this Agreement, so long as any Bank shall be in default in its obligation to fund its Credit Percentage of any Advance or shall have rejected its Commitment, then such Bank shall not be entitled to receive any payments of principal of, or interest on, its Commitment or the Advances or its share of any fees payable hereunder, and for purposes of voting or consenting to matters with respect to the Loan Documents, such Bank shall be deemed not to be a "BANK" hereunder and such Bank's Credit Percentage shall be deemed to be zero, unless and until (i) the obligations then outstanding are pro rata among all of the Banks (including such defaulting Bank) based upon each Bank's Credit Percentage immediately prior to such default, (ii) such failure to fulfill its obligation to fund is cured and such Bank shall have paid, as and to the extent provided in this Agreement, to the applicable party, such amount then owing together with interest on the amount of funds that such Bank failed to timely fund or (iii) the Advances under this Agreement shall have been declared or shall have become immediately due and payable. No Commitment of any Bank shall be increased or otherwise affected by any such failure or rejection by any Bank. Any payments of principal or interest which would, but for this Section, be paid to any Bank, shall be paid to the Banks who shall not be in default under their respective Commitments and who shall not have rejected any Commitment, for application to the Advances in such manner and order as shall be determined by the Agent.

                                   ARTICLE II

                           LETTER OF CREDIT FACILITY

         SECTION 2.01.  LETTERS OF CREDIT/BANKS' PARTICIPATION.

         (a) Subject to the terms and conditions of this Agreement, the Agent, on behalf of the Banks, agrees to issue and amend (including, without limitation, to extend or renew) for the account of a Borrower one or more standby letters of credit (individually, a "LETTER OF CREDIT" and collectively, the "LETTERS OF CREDIT") on any Business Day from and including the date hereof to the L/C Termination Date, up to a maximum aggregate Stated Amount at any one time outstanding equal to the L/C Commitment Amount; provided that the Agent shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance (i) the Letter of Credit

Obligations would exceed the L/C Commitment Amount or (ii) the Available Facility A Commitment would be less than zero.

         (b) The Letters of Credit shall be (i) in a form customarily used by the Agent or in such other form as has been approved by the Agent, (ii) denominated in United States dollars, (iii) issued to support obligations of such Borrower incurred in the ordinary course of business and (iv) subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and, to the extent not inconsistent therewith, the laws of the State of New York. At the time of issuance, the amount and the terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Agent and the Borrower. In no event may the Expiration Date of any Letter of Credit issued hereunder be later than July 29, 1997. Any Letter of Credit containing an automatic renewal provision shall also contain a provision pursuant to which, notwithstanding any other provisions thereof, it shall have a final Expiration Date no later than the July 29, 1997.

         (c) Immediately upon the issuance or amendment by the Agent of any Letter of Credit in accordance with the procedures set forth in this Article II, each Bank shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Bank's Credit Percentage of the liability of the Agent with respect to such Letter of Credit (including, without limitation, all obligations of such Borrower with respect thereto, other than amounts owing to the Agent consisting of Issuing Bank Fees) and any security therefor or guaranty pertaining thereto. Accordingly, each Bank severally agrees that it shall be unconditionally and irrevocably liable, without regard to the occurrence of any Default or Event of Default or any condition precedent whatsoever, to the extent of such Bank's Credit Percentage, to reimburse the Agent on demand in immediately available funds in U.S. dollars for the amount of each Drawing paid by the Agent under each Letter of Credit issued by the Agent to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.04; provided, however, that the Banks shall not be obligated to reimburse the Agent pursuant to this Section 2.01(c) with respect to a Letter of Credit if (i) the Agent has made payment pursuant to a Drawing with respect to such Letter of Credit that does not comply in a material way with the terms of such Letter of Credit (whether by reason of the presentment of insufficient or non-complying documents or otherwise) or (ii) if the Agent issues such Letter of Credit after an Event of Default has been declared by the Majority Banks pursuant to Section
6.01. The failure of any Bank to honor its obligations hereunder shall not relieve any other Bank of its duty to honor its obligations hereunder. Upon the written request of a Bank, the Agent shall deliver to such Bank a copy of any Letter of Credit and copies of all material documents delivered to the Agent in connection with any Drawing with respect to such Letter of Credit.

         (d) Each payment made by a Bank to the Agent pursuant to paragraph (c) above shall be treated as the purchase by such Bank of a participating interest in such Borrower's Reimbursement Obligation under Section 2.04 in an amount equal to such payment. Each Bank, so long as it has made the payment required to be made by it pursuant to Section 2.01(c), shall share in accordance with its Credit Percentage in any interest which accrues pursuant to Section 2.04(b). All amounts recovered by the Agent hereunder or under any other Loan Document and which are applied by the Agent to the Reimbursement Obligations of such Borrower under Section 2.04 shall be distributed by the Agent to the Banks who have made the payments required to be made by them pursuant to Section 2.01(c) pro rata in accordance with their respective Credit Percentages.

         (e) In addition to other remedies the Agent may have under applicable law and under this Agreement, if and to the extent that any Bank shall fail to make available to the Agent the amount required to be paid by such Bank pursuant to Section 2.01(c), the Agent shall be subrogated to the rights of such Bank under this Agreement to the extent of such failure and the provisions of Section 1.02(b)(iii) shall be applicable.

         SECTION 2.02.  METHOD OF ISSUANCE OF LETTERS OF CREDIT.

         (a) NOTICE OF ISSUANCE. A Borrower shall give the Agent written notice (or telephonic notice confirmed in writing) at least three Business Days prior to the requested Date of Issuance of a Letter of Credit identifying the Beneficiary and its address, Stated Amount, tenor and purpose of issuance. The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Agent.

         (b) ISSUANCE. Provided a Borrower has given the notice prescribed by
Section 2.02(a) and subject to the other terms and conditions of this Agreement including the satisfaction of any applicable conditions precedent set forth in
Article III, the Agent shall issue the requested Letter of Credit on the requested Date of Issuance as set forth in the applicable Letter of Credit notice on behalf of the Banks for the benefit of the stipulated Beneficiary and shall deliver the original of such Letter of Credit to the Beneficiary at the address specified in such Borrower's notice. The Agent shall deliver a copy of each Letter of Credit to such Borrower within a reasonable time after the Date of Issuance thereof.

         (c) REPORTING TO BANKS. The Agent shall report to the Banks on a monthly basis the aggregate Stated Amount of all Letters of Credit then outstanding and such other information concerning the Letters of Credit as a Bank shall reasonably request. The Agent shall, at the request of a Bank, deliver copies to such Bank of any Letter of Credit issued hereunder. Other than as set forth in this paragraph (c), the Agent shall have no duty to notify the Banks regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this paragraph (c) shall not relieve the Banks' reimbursement obligations under
Section 2.01(c).

         SECTION 2.03.  LETTER OF CREDIT FEES.

         (a) In consideration for the issuance of Letters of Credit hereunder, the Borrowers, jointly and severally, hereby agree to pay to the Agent, for the account of the Banks, a letter of credit fee in an amount equal to one and one-quarter percent (1.25%) per annum of the daily weighted average amount of all outstanding Letters of Credit issued hereunder. Such fee shall be payable quarterly in arrears on the last day of each calendar quarter commencing with the calendar quarter first occurring after the date hereof during which any Letters of Credit remain outstanding and on the L/C Termination Date.

         (b) In addition to the fees set forth in (a) above, the Borrowers shall, jointly and severally, pay to the Agent on the date of issuance, amendment or extension of any Letter of Credit a fee equal to 1/8 of 1 percent of the Stated Amount of such Letter of Credit and all out-of-pocket fees and disbursements incurred by the Agent in connection with the issuance, amendment or extension of such Letter of Credit and any administrative fees (the "ISSUING BANK FEES") normally charged by the Corporate Services Department of the Agent in connection with such Letters of Credit.

         SECTION 2.04.  LETTER OF CREDIT REIMBURSEMENT.

         (a) NOTICE OF DRAWING. The Agent shall promptly notify the Borrower for which the Letter of Credit was issued and each Bank by telephone, telecopy, telex or other telecommunication of any Drawing under a Letter of Credit and of the anticipated Payment Date. On the Payment Date, the Agent shall confirm to such Borrower and each Bank by telephone or telecopy that payment of the Drawing is to be made by the Agent on such Date.

         (b) PAYMENTS. The Borrowers, jointly and severally, hereby agree to pay to the Agent, in the manner provided in Section 2.04(c):

                 (i) On each Payment Date, an amount equal to the amount paid by the Agent under any Letter of Credit; and

                 (ii) If any Drawing shall be reimbursed to the Agent after 2:00 p.m. on the Payment Date, interest on any and all amounts required to be paid pursuant to clause (i) of this Section 2.04(b) from and after the due date thereof until payment in full, payable on demand, at an annual rate of interest equal to the Base Rate plus three percent.

         (c) METHOD OF REIMBURSEMENT. Each Borrower shall reimburse the Agent for each Drawing under any Letter of Credit in the following manner:

                 (i) the Borrowers shall immediately reimburse the Agent in accordance with Section 2.04; or

                 (ii) (A) if the Borrowers have not reimbursed the Agent pursuant to subparagraph (i) above and (B) the applicable conditions set forth in Article III have been fulfilled and (C) the Available Facility A Commitment in effect at such time exceeds the amount of the Drawing to be reimbursed, with the proceeds of a Facility A Advance; or

                 (iii) Pursuant to Section 2.04 but subject to Section 2.06, the Agent may debit any deposit account of any Borrower maintained with the Agent and appropriate and apply an amount of funds in such account equal to the Reimbursement Obligations outstanding at such time in satisfaction of any Borrower's obligations set forth in subparagraph
         (i) above.

         (d) LOANS TO FUND DRAWINGS. Upon any Drawing, the Agent shall notify the Banks if a Borrower has elected to reimburse the Agent using the proceeds of Facility A Advances. Upon receipt of such notice and if the conditions set forth in subparagraph (c)(ii) above have been satisfied, each Bank agrees to deliver to the Agent its pro rata share of the amount of Facility A Advances necessary to reimburse the Agent for any payment made by the Agent pursuant to such Drawing not later than one Business Day after receipt of such notice. Any funds delivered to the Agent under this paragraph (d) shall be delivered in the manner set forth in Section 1.02. Unless such Borrower complies with the applicable notice requirements as set forth in Section 1.02, any Facility A Advances used to repay any Reimbursement Obligation shall initially be a Base Rate Loan.

         SECTION 2.05. NATURE OF AGENT'S DUTIES. In determining whether to honor any Drawing under any Letter of Credit, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. The Borrowers otherwise assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Agent by, the respective Beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the other Banks shall be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the Beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit, or of the proceeds thereof;
(vii) for the misapplication by the Beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent or the other Banks. None of the above shall affect, impair or prevent the vesting of any of the Agent's rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Agent any liability to any Borrower or any Bank.

         SECTION 2.06. OBLIGATIONS ABSOLUTE. (a) Each Borrower's obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which such Borrower may have or have had against the Agent, as issuer, or any Beneficiary of a Letter of Credit.

         (b) Each Borrower also agrees with the Agent, as issuer, that the Agent shall not be responsible for, and the Reimbursement Obligations under Section
2.04 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among any

Borrower and any Beneficiary or any other Person to which such Letter of Credit may be transferred or (iii) any claims whatsoever of any Borrower against any Beneficiary or any such transferee.

         (c) The Agent, as issuer, shall not be liable for any error, omission, interruption or delay in transmission, dispute or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except errors or omissions caused by its gross negligence or willful misconduct.

         (d) Each Borrower agrees that any action taken or omitted by the Agent, as issuer, under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrowers and shall not result in any liability of the Agent to the Borrowers.

         SECTION 2.07. LETTER OF CREDIT PAYMENTS. If any Drawing shall be made, the Agent shall promptly notify the Borrowers of the date and amount thereof. The responsibility of the Agent, as issuer, to the Borrowers in connection with any Drawing shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in material compliance with such Letter of Credit.

         SECTION 2.08. APPLICATION. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article II, the provisions of this Article shall apply.

         SECTION 2.09. EXPIRATION OF LETTERS OF CREDIT PAST FACILITY TERMINATION DATE. If on any date (a "FACILITY TERMINATION DATE") this Agreement and the Letter of Credit Facility are terminated prior to the Expiration Date of any Letters of Credit outstanding hereunder, the Borrowers shall, on the Facility Termination Date, deposit with the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit in the Cash Collateral Account under Section
6.03. If a Drawing pursuant to such Letter of Credit occurs on or prior to the Expiration Date of such Letter of Credit or occurs after the Facility Termination Date, the Borrowers authorize the Agent to use the monies deposited in the Cash Collateral Account to make payment to the Beneficiary with respect to such Drawing. If no Drawing occurs on or prior to the Expiration Date of such Letter of Credit, the Agent shall return as soon as practicable to the Borrowers the monies deposited in the Cash Collateral Account with respect to such outstanding Letter(s) of Credit.

         SECTION 2.10. CERTAIN DEFINED TERMS. The following capitalized terms used in this Agreement shall have the following meanings:

                 "BENEFICIARY" means any third Person designated by a Borrower to whom the Agent is to make payment or on whose order payment is to be made under a Letter of Credit.

                 "DATE OF ISSUANCE" means the date of issuance by the Agent of a Letter of Credit under this Agreement.

                 "DRAWING" means a request for payment by a Beneficiary under any Letter of Credit.

                 "EXPIRATION DATE" means, as to any Letter of Credit, the date set forth in such Letter of Credit as the date by which the Beneficiary must have presented such Letter of Credit, drafts, and any required documents for payment, acceptance or negotiation in accordance with the terms of such Letter of Credit.

                 "L/C COMMITMENT AMOUNT" equals $35,000,000.

                 "L/C TERMINATION DATE" means July 29, 1996.

                 "LETTER OF CREDIT OBLIGATIONS" shall mean at any time, an amount equal to (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of Drawings under Letters of Credit which have not been reimbursed pursuant to Section 2.04(b).

                 "LETTER OF CREDIT FACILITY" means the Credit Facility described in this Article II pursuant to which Letters of Credit are to be issued.

                 "PAYMENT DATE" means any date funds are disbursed under a Letter of Credit by the Agent to or on the order of a Beneficiary in response to a Drawing.

                 "REIMBURSEMENT OBLIGATIONS" means the obligation of the Borrowers to reimburse the Agent for any Drawing.

                 "STATED AMOUNT" means the amount available to be drawn by a Beneficiary under a Letter of Credit from time to time, as such amount of any such Letter of Credit may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

                                  ARTICLE III

                              CONDITIONS PRECEDENT

         SECTION 3.01. CONDITION PRECEDENT TO INITIAL ADVANCE. The obligation of each Bank to make its initial Advance is subject to the condition precedent that the Agent on behalf of the Banks shall have received at least two Business Days before the day of such Advance the following, each dated the day of such Advance, in form and substance satisfactory to each Bank:

                 (a)    The duly executed Facility A Notes and the Facility B
                 Notes.

                 (b) A guaranty, duly executed by Smithfield Foods, Inc. (the "GUARANTOR", and together with the Borrowers collectively the "LOAN PARTIES" and individually a "LOAN PARTY"), in substantially the form attached hereto as Exhibit B (as it may be amended, modified or supplemented from time to time, the "GUARANTY") in favor of the Agent on behalf of the Banks.

                 (c) An Amended, Restated and Continued Security Agreement dated as of the date hereof duly executed by each Borrower (other than Morrell), in substantially the form attached hereto as Exhibit J-1, and a Security Agreement dated the date hereof duly executed by Morrell, in substantially the form attached hereto as Exhibit J-2, and in each case in favor of the Agent on behalf of the Banks (as it may be amended, modified or supplemented from time to time, collectively the "SECURITY AGREEMENTS", individually a "SECURITY AGREEMENT", each and together with this Agreement, each Note, the Guaranty, each Security Agreement, each Letter of Credit, the Agent's Fee Letter and each other document or instrument executed and delivered by a Loan Party in connection with this Agreement, collectively the "LOAN DOCUMENTS" and individually a "LOAN DOCUMENT"), together with:

                        (i) Acknowledgment copies of proper Financing Statements
                 (Form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the

                 Agent, desirable to perfect the security interests created by the Security Agreements,

                        (ii) Certified copies of Requests for Information or
                 Copies (Form UCC-11), or equivalent reports, listing the Financing Statements referred to in paragraph (i) above and all other effective financing statements which name each Borrower (under its present name and any previous name) as debtor and which are filed in the jurisdictions referred to in said paragraph (i), together with copies of such other financing statements (none of which shall cover the collateral purported to be covered by the Security Agreements),

                        (iii) Evidence of the insurance required by the terms of
                 the Security Agreements,

                        (iv) Evidence that all other actions necessary or, in
                 the opinion of the Agent, desirable to perfect and protect the security interests created by the Security Agreements have been taken.

                 (d) Certified copies of the resolutions of the Board of Directors of each Loan Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to such Loan Document.

                 (e) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered by it hereunder.

                 (f) A favorable opinion of McGuire Woods Battle & Boothe, counsel to the Loan Parties in substantially the form of Exhibit H and as to such matters as the Agent may reasonably request.

                 (g) a letter from First Union National Bank of Virginia specifying the aggregate amount required to be paid to satisfy in full all obligations owed to it and providing a waiver of any Event of Default and release of all Borrowers.

                 (h) A landlord waiver in substantially the form of Exhibit K for each of the following locations:

                        (i)    801 East Kemper Road, Springfield, Ohio; and

                        (ii)   150 Railroad Avenue, Northlake, Illinois.

                 (i) A letter from General Electric Capital Corporation specifying the aggregate amount required to be paid to satisfy in full all obligations owed to it and releasing all liens granted to it by Morrell and duly executed UCC termination statements.

         SECTION 3.02. CONDITIONS PRECEDENT TO ALL ADVANCES. The obligation of a Bank to make each Advance (including the initial Advance) or the Agent to issue, increase or extend a Letter of Credit shall be subject to the further conditions precedent that on such date (a) the following statements shall be true (and the receipt of the proceeds of such Advance or issuance, increase or extension of such Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers that such statements are true on such date):

                        (i) The representations and warranties contained in
                 Section 4.01 of this Agreement, in Section 5 of the Guaranty and in Section 4 of each Security Agreement are correct on and as of such date as though made on and as of such date,

                        (ii) No event has occurred and is continuing, or would
                 result from such Advance or issuance, increase or extension of such Letter of Credit, which constitutes an Event of Default (as defined in Section 6.01 hereof) or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

                        (iii) After giving effect to such Advance or issuance,
                 increase or extension of such Letter of Credit, the aggregate outstanding principal amount of the Advances and the aggregate Stated Amount of all outstanding Letters of Credit do not exceed the Available Borrowing Base, of the Borrowers on such date;

and (b) the Agent shall have received such other approvals, opinions or documents as the Agent or the Banks may reasonably request.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE BORROWERS. Each Borrower represents and warrants as follows:

         (a) Such Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement, has the power and authority to own or lease its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires qualification or authorization.

         (b) The execution, delivery and performance by such Borrower of each Loan Document to which it is or will be a party are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) such Borrower's charter or by-laws or (ii) any law or any contractual restriction binding on or affecting such Borrower, and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant hereto) upon or with respect to any of its properties.

         (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Borrower of any Loan Document to which it is or will be a party.

         (d) This Agreement is, and each other Loan Document to which such Borrower will be a party when delivered hereunder will be, legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms.

         (e) There is no pending or threatened action or proceeding affecting such Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of such Borrower.

         (f) No proceeds of any Advance will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934.

         (g) Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         (h) Schedule 5.01(e) is a true, correct and complete list of all or any accounts maintained by a Borrower or Borrowers. Each of these accounts is one of
(i) a disbursement account for the payment of payroll, livestock purchases or operating expenses in which a zero balance is maintained or (ii) a depositary account from which funds are cleared and deposited on a daily basis with NationsBank, N.A. or another Bank or (iii) an account of a Borrower in which not more than $5,000 at any time is deposited that is used in the ordinary course of such Borrower's business.

                                   ARTICLE V

                           COVENANTS OF THE BORROWERS

         SECTION 5.01. AFFIRMATIVE COVENANTS. So long as any amount payable hereunder or under the Notes or any other Loan Document shall remain unpaid or a Bank shall have any Commitment hereunder, each Borrower will, unless the Banks, pursuant to Section 8.01 hereof, shall otherwise consent in writing:

         (a) COMPLIANCE WITH LAWS, ETC. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

         (b) VISITATION RIGHTS; COLLATERAL EXAMINATION. At any reasonable time and from time to time, permit the Agent or a Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, and conduct unannounced field collateral examinations at least quarterly at the expense of, such Borrower, and to discuss the affairs, finances and accounts of such Borrower with any of its respective officers or directors.

         (c) REPORTING REQUIREMENTS. Furnish to each Bank: (i) as soon as available and in any event 30 days after the end of each calendar month, the consolidating balance sheet of such Borrower as of the end of such month and statement of income of such Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such calendar month; (ii) as soon as available and in any event within 45 days after the end of each quarter, the consolidating balance sheet of such Borrower as of the end of such quarter and statement of income of such Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter certified by the chief financial officer of such Borrower; (iii) as soon as available and in any event within 90 days after the end of each fiscal year, the consolidating balance sheet of such Borrower as of the end of such fiscal year and statement of income of such Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal year certified by the chief financial officer of such Borrower; (iv) promptly after the filing or receiving thereof, copies of all material reports and notices which such Borrower files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which such Borrower receives from such Corporation; (v) as soon as available and in any event within five days after the end of each week (which week ends on Sunday) a duly completed borrowing base certificate in the form of Exhibit E hereto, as appropriate, setting forth the Borrowers' Borrowing Base as of the last day of such week;
(vi) promptly, upon the occurrence of an Event of Default or an event that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event; and (vii) such other information respecting the condition or operations, financial or otherwise, of such Borrower as the Bank may from time to time reasonably request.

         (d) STORAGE FACILITIES. Furnish to the Agent on behalf of the Banks a duly executed waiver, in substantially the form of Exhibit F-1 (for all Borrowers except Morrell), Exhibit F-2 (for Morrell) or Exhibit K (for Collateral stored at leased facilities), from the owner (who is not a Borrower) of each location where a Borrower stores any Collateral at anytime or from time to time prior to storing any Collateral at such location.

         (e) CASH COLLATERAL. Treat all amounts received by a Borrower as proceeds of the Collateral (unless a Borrower can conclusively demonstrate to the Agent in its sole judgment that such funds are proceeds from collateral (other than the Collateral)) and deposit such amounts in one of the accounts specified in Schedule 5.01(e) hereto. Each Borrower agrees to notify in writing the Agent if an account, in addition to those specified in Schedule 5.01(e), is opened and in such notice provide the Agent with the name and address of the financial institution maintaining such account and the account number therefore and comply with the terms of this Agreement with respect to such account. Upon the request of the Agent or a Bank, the Borrowers agree immediately to provide a letter agreement, in form and substance satisfactory to the Agent and the Banks and substantially similar to Exhibit G hereto, from each financial institution maintaining any account or accounts (including without limitation any accounts specified in Schedule 5.01(e) for which a letter agreement has not been previously provided) for any Borrower. Each Borrower further agrees to maintain accounts solely (x) for the purposes of making disbursements for the payment of payroll, livestock purchases or operating expenses in which a zero balance is maintained or (y) as a depositary account specified in Schedule 5.01(e) from which funds are cleared and deposited on a daily basis with NationsBank, N.A. in one of the accounts specified in Part I of Schedule 5.01(e). Each Borrower will cause all monies, checks, notes, drafts and other payments relating to or constituting proceeds of accounts receivables, or any other Collateral, to be promptly forwarded to the accounts identified in Part I of Schedule 5.01(e). Any monies, checks, notes, drafts or other payments which, notwithstanding the terms of this clause (e), are received by or on behalf of a Borrower will be held in trust for the Agent on behalf of the Banks and will be delivered to the Agent, as promptly as possible, and in the exact form received, together with any necessary endorsement.

         (f) MORRELL MERGERS. Furnish to the Agent, not later than July 30, 1996, evidence of the consummation of the mergers of all subsidiaries of Morrell in existence on the date hereof (excluding John Morrell of Japan, Inc. and Copaz Packing Corporation, but including and not limited to R&R, Inc. and Great Bend Packing Co., Inc.) into Morrell.

         SECTION 5.02. NEGATIVE COVENANTS. So long as any amount payable hereunder or under the Notes or any other Loan Document shall remain unpaid or a Bank shall have any Commitment hereunder, each Borrower will not, unless the Banks, pursuant to Section 8.01 hereof, shall otherwise consent in writing:

         (a) LIMITATION ON TYPES OF BUSINESS. Enter into or engage in any business other than pork production, hog farming, pork processing and the manufacturing of spices and chemicals.

         (b) ACCOUNTS. Deposit, or permit to be deposited, proceeds of the Collateral into an account other than the account(s) specified in Schedule 5.01(e) or any account for which the notice requirements of Section 5.01(e) have been met.

         (c) COLLATERAL.  Include in a Borrowing Base Certificate any Collateral
(i) of John Morrell of Japan, Inc. or Copaz Packing Corporation, (ii) stored at a facility not owned by a Borrower or (iii) for which a waiver has not been obtained pursuant to Section 5.01(d).

         (d) USE OF PROCEEDS. Use any Facility A Advances or Facility B Advances for any purpose other than as set forth in Section 1.01, specifically, and not in limitation thereof, no proceeds shall be used for any Acquisition. "ACQUISITION" shall mean any transaction, or any series of related transactions, by which a Borrower directly or indirectly (i) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a Person which have ordinary voting power for the election of directors or (iii) otherwise acquires control of a more than 51% ownership interest in any such Person.

                                   ARTICLE VI

                               EVENTS OF DEFAULT

         SECTION 6.01. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

         (a) Any Borrower shall fail to pay any amount payable hereunder or under a Note or any other Loan Document when due; or

         (b) Any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

         (c) The Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 6 of the Guaranty, or any Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), 5.01(e), 5.02(b) or 5.02(c) or any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and with respect to such other terms, covenants or agreements any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to such Loan Party by the Agent or a Bank; or

         (d) Any Loan Party or any of its subsidiaries shall fail to pay any indebtedness (excluding indebtedness evidenced by any of the Notes and including without limitation the indebtedness described in Schedule 6.01(d)) of such Loan Party or such subsidiary (as the case may be), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment as scheduled on the date hereof) or repurchased, prior to the stated maturity thereof; or

         (e) Any Loan Party or any of its subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or any Loan Party or any of its subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

         (f) Any judgment or order for the payment of money in excess of $250,000 shall be rendered against any Loan Party or any of its subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (g) Any provision of the Guaranty or any Security Agreement after delivery thereof under Section 3.01 shall for any reason cease to be valid and binding on the Guarantor or the Borrower party thereto, or the Guarantor or the Borrower party thereto shall so state in writing; or

         (h) Any Security Agreement after delivery thereof under Section 3.01 shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected first priority security interest in any of the collateral purported to be covered thereby; or

         (i) Any Environmental Judgment or Order shall be rendered against any Loan Party or any Loan Party shall incur any Environmental Liability.

"ENVIRONMENTAL JUDGMENT OR ORDER" shall mean any judgment or decree or any order that could reasonably be expected to have a material adverse effect on the financial condition or business of any Loan Party, in either event, arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirements, whether or not incorporated in a judgment, decree or order. "ENVIRONMENTAL REQUIREMENTS" shall mean any applicable local, state or federal law, rule, regulation, permit, order, decision, determination or requirement relating in any way to hazardous materials or to health, safety or the environment. "ENVIRONMENTAL AUTHORITY" shall mean any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement. "ENVIRONMENTAL LIABILITY" shall mean any liabilities, whether accrued or contingent, arising from or relating in any way to the Environmental Requirements, which liability could reasonably be expected to have a material adverse effect on the financial condition or business of any Loan Party.

THEN, and in any such event, the Majority Banks (i) may, by notice to the Borrowers, declare the obligation to make Advances or issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and/or (ii) may, by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers and/or (iii) make demand upon the Borrowers to, and forthwith upon such demand the Borrowers shall, pay to the Agent for benefit of the Banks, in same day funds at the Agent's office designated in such demand, for deposit into the Cash Collateral Account, an amount equal to the Stated Amount of all Letters of Credit, such cash collateral to be held for the benefit of the Banks for payment of the obligations of the Borrowers hereunder; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any subsidiary under the Federal Bankruptcy Code, (x) the obligation of each Bank to make Advances and the Agent to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

         SECTION 6.02. LOAN DOCUMENTS. Subject to Article VII hereof, the Agent, upon the direction of the Majority Banks, shall exercise any and all of its rights under any and all of the other Loan Documents. "MAJORITY BANKS" means, as of any date, Banks whose combined Credit Percentages equal or exceed 66-2/3%.

         SECTION 6.03.  CASH COLLATERAL ACCOUNT.

         (a) If at any time the Majority Banks on behalf of the Banks shall make demand upon the Borrowers under Section 2.09 or 6.01 or the Borrowers shall be obligated to pay funds into the Cash Collateral Account, the Agent on behalf of the Banks shall establish the Cash Collateral Account which shall be in the name of the Agent (as a cash collateral account), and under the sole dominion and control of the Agent, subject to the terms of this Agreement.

         (b) If requested by the Borrowers and subject to the right of the Agent to withdraw funds from the Cash Collateral Account as provided below, the Agent may, in its sole discretion, and so long as no Event of Default shall have occurred and be continuing, from time to time invest funds on deposit in the Cash Collateral Account, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such investments, in each case in such Eligible Securities (as defined below) as the Borrowers may select and notify to the Agent in writing. Such proceeds, interest or income which are not so invested or reinvested in Eligible Securities shall, except as otherwise provided in this Section, be deposited and held by the Agent in the Cash Collateral Account and invested in overnight funds in the ordinary course by the Agent. "ELIGIBLE SECURITIES" means (i) United States Treasury bills with a remaining maturity not in excess of 90 days, (ii) negotiable certificates of deposit of the Agent or of other prime commercial banks approved by the Majority Banks with a remaining maturity not in excess of 90 days and
(iii) such other instruments (within the meaning of Article 9 of the New York Uniform Commercial Code) as the Borrowers may request and the Majority Banks may approve in writing. Eligible Securities from time to time purchased and held pursuant to this subsection (b) shall be referred to as "COLLATERAL SECURITIES" and shall, for purposes of this Agreement, constitute part of the funds held in the Cash Collateral Account in amounts equal to their respective outstanding principal amounts.

         (c) If at any time the Agent determines that any funds held in the Cash Collateral Account are subject to any right or claim of any person or entity other than the Agent on behalf of the Banks or that the total amount of such funds is less than the aggregate Stated Amount of all outstanding Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (i) such Stated Amount at such time available under the Letters of Credit over (ii) the total amount of funds, if any, then held in the Cash Collateral Account which the Agent determines to be free and clear of any such right and claim.

         (d) The Borrowers hereby pledge, and grant to the Agent on behalf of the Banks a security interest in, all funds held in the Cash Collateral Account (including Collateral Securities) from time to time and all proceeds thereof, as security for the payment of all obligations hereunder or under the Letters of Credit.

         (e) The Agent shall, at any time or from time to time after funds are either deposited in the Cash Collateral Account or invested in Collateral Securities, after selling, if necessary, any Collateral Securities, apply funds then held in the Cash Collateral Account to the payment of any amounts of obligations hereunder or under any Letter of Credit, in such order as the Agent may elect, as shall have become or shall become due and payable. The Borrowers agree that, to the extent notice of sale of any Collateral Securities shall be required by law, at least five Business Days' notice to the Borrowers of the time and place of any public sale or the time after which any private sale is to be made shall constitutes reasonable notification. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it will be so adjourned.

         (f) None of the Borrowers nor any person or entity claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Cash Collateral Account, except that upon the termination of this Agreement and all Letters of Credit and the payment of all obligations hereunder, any funds remaining in the Cash Collateral Account shall be returned by the Agent to the Borrowers or paid to whomever may be legally entitled thereto.

         (g) Each of the Borrowers agrees that it shall have no right to, and that it shall not (1) sell or otherwise dispose of any interest in the Cash Collateral Account or any funds held therein, or (2) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to the Cash Collateral Account or any funds held therein, except as provided in or contemplated by this Agreement.

         (h) The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

                                  ARTICLE VII

                                   THE AGENT

         SECTION 7.01. AUTHORIZATION AND ACTION. Each Bank hereby appoints and authorizes the Agent to take such action as Agent on such Bank's behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The power of attorney set forth hereinabove shall be irrevocable and coupled with an interest. The relationship between the Agent and the Banks shall be that of principal and agent only and nothing herein shall be construed to deem the Agent a trustee for any Bank nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Bank, the Agent will forward to each Bank copies or, where appropriate, originals of the documents delivered to the Agent pursuant to Section 3.01 hereof. The Agent will also furnish to any Bank, upon the request of such Bank, a copy of any certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other affiliate of any Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Bank pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Banks may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Majority Banks have so directed the Agent to exercise such right or remedy.

         SECTION 7.02. AGENT'S RELIANCE, ETC. Neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Borrower or any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Banks in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

         SECTION 7.03. RABOBANK AS BANK. Rabobank as a Bank hereunder, shall have the same rights and powers under this Agreement and any other Loan Document as any other Bank and may exercise the same as though it were not the Agent; and the term "BANK" or "BANKS" shall, unless otherwise expressly indicated, include Rabobank in each case in its individual capacity. Rabobank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Borrower, any Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Banks, except as otherwise provided in Section 1.10(a) and (b).

         SECTION 7.04. BANK CREDIT DECISION, ETC. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates has made any representations or warranties to such Bank and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank acknowledges that it has, independently and without reliance upon the Agent, any other Bank or counsel to the Agent, and based on the financial statements of the Borrower and its affiliates, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any other Bank or counsel to the Agent, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any Loan Party or any other affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates.

         SECTION 7.05. INDEMNIFICATION. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with the Banks' respective Credit Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct or if the Agent fails to follow the written direction of the Majority Banks unless such failure is pursuant to the advice of counsel of which the Banks have received notice. Without limiting the generality of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.

         SECTION 7.06. COLLATERAL MATTERS. (a) Each Bank authorizes and directs the Agent to enter into the Loan Documents (other than this Agreement) for the benefit of the Banks. Each Bank hereby agrees that, except as otherwise set forth herein, any action taken by the Majority Banks in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Majority Banks of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Banks. The Agent is hereby authorized on behalf of all of the Banks, without the necessity of any notice to or further consent from any Bank, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Loan Documents.

         (b) The Banks hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations hereunder or under any other Loan Document at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Agent on behalf of the Banks in accordance with the Loan Documents or (iii) in accordance with the terms of any Security Agreement. Upon request by the Agent at any time, the Banks will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 7.06.

         (c) Upon any sale and transfer of Collateral (other than in the ordinary course of business) which is consented to in writing by the Majority Banks or all of the Banks, as applicable, and upon at least five (5) Business Days' prior written request by a Borrower, the Agent shall (and is hereby irrevocably authorized by the Banks to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Banks herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the obligations under any Loan Document or any liens upon (or obligations of any Borrower) all interests retained by such Borrower, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

         (d) The Agent shall have no obligation whatsoever to the Banks or to any other Person to assure that the Collateral exists or is owned by the Borrower or any Subsidiary or is cared for, protected or insured or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 7.06 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Banks and that the Agent shall have no duty or liability whatsoever to the Banks, except in each case for its gross negligence or wilful misconduct.

         SECTION 7.07. SUCCESSOR AGENT. The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Banks and the Borrower. In the event of a material breach of its duties hereunder as determined in the judgment of the Majority Banks, the Agent may be removed as Agent under the Loan Documents at any time by the Majority Banks (other than a Bank serving as Agent). Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the resigning Agent's giving of notice of resignation or the Majority Banks' removal of the resigning Agent, then the resigning Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a Bank, if any Bank shall be willing to serve, and otherwise shall be a commercial bank having combined capital and surplus of at least $1,000,000,000 and reasonably acceptable to the Majority Banks. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations under the Loan Documents. After any resigning Agent's resignation or removal hereunder as Agent, the provisions of this
Article VI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                                  ARTICLE VIII

                                 MISCELLANEOUS

         SECTION 8.01. AMENDMENTS, ETC. Any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Banks may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by a Borrower of any terms of this Agreement or such other Loan Document or the continuance of any Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks. Notwithstanding the foregoing, the rates of interest (including without limitation any accrued interest) on the Advances and the Notes, the dates on which any interest payable by the Borrowers under any Loan Document is due, the Facility A Termination Date (or extension thereof), the Facility B Termination Date (or extension thereof), the amount and payment date of any fees (other than fees payable solely to the Agent) and this Section 8.01 may not be amended, or a Borrower's compliance therewith, may not be waived, without the written consent of all the Banks. Further, the definition of Majority Banks (or any minimum requirement necessary for the Banks or Majority Banks to take action hereunder), Available Borrowing Base, Available Facility A Commitment, Available Facility B Commitment, Facility A Commitment, Facility B Commitment and Commitment may not be amended without the written consent of all of the Banks. Further, the Form of Borrowing Base Certificate (Exhibit E), the definitions used therein and the percentages and advance rates used in calculating such Borrowing Base may not be amended without the written consent (which may be given orally and confirmed in writing) of all of the Banks. Further, no amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Banks required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Further, no Collateral at any time held by the Agent shall be released or disposed of by the Agent nor shall the Guarantor be released from the Guaranty unless all of the Banks so direct the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Bank or the Agent in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon a Borrower shall entitle such Borrower to other or further notice or demand in similar or other circumstances. Notwithstanding any of the foregoing to the contrary, the consent of any Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VII.

         SECTION 8.02. NOTICES, ETC. All notices and other communications provided for under any Loan Document shall be in writing and mailed, telecopied or delivered by hand or overnight courier:

                 (i) if to any Borrower, at 900 Dominion Tower, 999 Waterside Drive, Norfolk, Virginia 23510, Attention: Aaron D. Trub, telephone:
         (804) 365-3000, telecopier: (804) 365-3017; and

                 (ii) if to the Agent or a Bank, at its address as specified in Annex I attached hereto; or,

                 (iii) as to each party, at such other address as shall be designated by such party in a written notice to each other party.

All such notices and communications shall be effective (i) if mailed, when received, (ii) if telecopied, when transmitted and (iii) if delivered by hand or overnight courier, when received, except that notices to the Agent and the Banks pursuant to the provisions of Article I shall not be effective until received by the Agent or such Bank, as the case may be. Notwithstanding the other provisions of this Section 8.02, the Agent and each Bank may accept oral Borrowing Notices pursuant to Section 1.02 hereof, provided that neither the Agent nor a Bank shall incur liability to any Borrower in acting on any such communication that the Agent or such Bank believes in good faith to have been given by a person authorized to give such notice on behalf of such Borrower or in the case of a Bank, the Agent. Any confirmation sent by the Agent to any Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes.

         SECTION 8.03. NO WAIVER; REMEDIES. No failure on the part of the Agent or a Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

         SECTION 8.04. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein.

         SECTION 8.05. COSTS, EXPENSES AND TAXES. (a) The Borrowers jointly and severally agree to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel (who may be in-house counsel) for the Agent and each Bank, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Agent or a Bank as to its rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses (who may be in-house counsel) for the Agent and each Bank in connection with the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents. In addition, the Borrowers jointly and severally agree to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan

Documents and the other documents to be delivered under the Loan Documents, and agrees to save each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         (b) If, due to payments made by any Borrower pursuant to Section 1.05(g) or Section 1.06 or due to acceleration of the maturity of the Advances pursuant to Section 6.01 or due to any other reason, a Bank receives payments of principal of any Advance other than on the last day of an Interest Period relating to such Advance, the Borrowers shall pay to such Bank on demand any amounts required to compensate such Bank for any additional losses, costs or expenses which it may incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Advance.

         (c) Any and all payments by a Borrower hereunder or under any Note or other documents evidencing any obligations shall be made free and clear of and without reduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, stamp or documentary taxes imposed on the value of its property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, any of the Loan Documents or the Commitments, and all other liabilities with respect thereto, excluding in each case (1) income taxes, (2) taxes imposed on or measured by capital and (3) franchise taxes, in each case imposed on a Bank by (i) the United States, or (ii) any governmental authority of the jurisdiction in which the Bank is organized, managed or controlled (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as "TRANSACTION TAXES"). If a Borrower shall be required by law to withhold or deduct any Transaction Taxes from or in respect of any sum payable hereunder or under any such Note or document to the Agent or a Bank, (x) the sum payable to the Agent or such Bank shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section) the Agent or such Bank receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) such Borrower shall make such withholding or deductions, and (z) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that the Agent or such Bank shall reimburse the respective Borrower the amount, if any, later recovered by the Agent or such Bank (whether by refund or otherwise) with respect to any such Transaction Taxes so paid by such Borrower.

         (d) Each of the Borrowers shall, jointly and severally, indemnify the Agent and any Bank against, and reimburse the Agent and any such Bank on demand for, the full amount of all Transaction Taxes (including, without limitation, any Transaction Taxes imposed by any governmental authority on additional amounts payable under Section 8.05(c) and any additional income taxes or franchise taxes resulting therefrom, net of any deductions or allowances realized by the Agent or such Bank and its affiliates on account of the payment of such Transaction Taxes) incurred or paid by the Agent or such Bank or any bank holding company parent thereof and any liability (including penalties, interest, and reasonable out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto; provided, however, that the Agent or such Bank shall reimburse the respective Borrower the amount, if any, later recovered by the Agent or such Bank or any bank holding company parent thereof (whether by refund or otherwise) with respect to any such Transaction Taxes, additional income taxes or franchise taxes, penalties, interest and out-of-pocket expenses so reimbursed to the Agent or such Bank by such Borrower. A certificate as to any additional amount payable to the Agent or such Bank under this Section 8.05 submitted by the Agent or such Bank to a Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto. Within thirty (30) days after the date of any payment of Transaction Taxes by a Borrower, such Borrower will furnish to the Agent or such Bank the original or a certified copy of a receipt or other documentation reasonably satisfactory to the Agent or such Bank, evidencing payment thereof.

         (e) Each of the Borrowers shall, jointly and severally, and hereby agrees to, indemnify, defend and hold harmless the Agent and each of the Banks and their respective directors, officers, agents, employees and counsel from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or wilful misconduct) in connection with or with respect to this Agreement, any other Loan Documents or any rights or obligations hereunder or thereunder and
(ii) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred in connection with any remedial or other action taken by any Borrower or any of the Banks in connection with compliance by a Borrower or any of its properties, with any Environmental Requirements. If and to the extent that the obligations of the Borrowers hereunder are unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which are permissible under applicable law.

         (f) The obligations of each Borrower under this Section 8.05 shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the obligations hereunder and the other Loan Documents, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement.

         SECTION 8.06. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default a Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under any Loan Document, irrespective of whether or not such Bank shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. Such Bank agrees promptly to notify such Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of a Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

         SECTION 8.07. SEVERABILITY OF PROVISIONS. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

         SECTION 8.08. CONSENT TO JURISDICTION. (a) Each Borrower hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which the Borrower is a party, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to such Borrower at its address specified in Section 8.02. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (b) Nothing in this Section 8.08 shall affect the right of the Agent or a Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or a Bank to bring any action or proceeding against any Borrower or its property in the courts of other jurisdictions.

         SECTION 8.09. BINDING EFFECT; GOVERNING LAW. This Agreement shall be binding upon and inure to the benefit of each Borrower, the Agent and each Bank and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Banks. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

         SECTION 8.10. PARTICIPATIONS. Each Bank may sell participations (with the consent of the Agent and the Guarantor, which consent shall not be unreasonably withheld) to one or more persons in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged; (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement; (iv) the Borrowers, the Agent, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and any other Loan Document; and (v) such Bank shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date of the payments of any installment of fees or principal or interest of any Advances in which such participant is participating, (B) reduce the amount of any installment of principal of the Advances in which such participant is participating, (C) reduce the interest rate applicable to the Advances in which such participant is participating, or (D) reduce any fees payable to the Banks hereunder. In connection with the efforts of any Bank to participate interests, such Bank may disclose any information in its possession regarding a Borrower or any other Loan Party. Notwithstanding the foregoing, without the consent of the Agent, any Bank or any Borrower, a Bank may make, carry or transfer Advances at, to or for the account of, any of its branch offices or the office of an affiliate of such Bank or any Bank may pledge any Advances or Notes to any Federal Reserve Bank. It is further agreed, notwithstanding any of the foregoing, that in the event a Bank is a federally chartered instrumentality and a member of the Farm Credit System, pursuant to 12 USC ss.2001, et seq., such Bank may sell participation interests to other federally chartered instrumentalities which are also members of the Farm Credit System, without the prior written consent of the Agent or the Guarantor, except such Bank may not sell a participation interest to the following Banks or Farm Credit System, without the prior written consent of the Agent and Guarantor.

         SECTION 8.11.  ASSIGNABILITY.

         (a) No Borrower shall have the right to assign this Agreement or any interest therein except with the prior written consent of the Agent and the Banks.

         (b) Notwithstanding Section 8.11(c) below, without the consent of the Agent or any Borrower or the Guarantor (i) any Bank may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Bank or (ii) any Bank may pledge any Loans or Notes to any Federal Reserve Bank, or their respective funding bank if not a Federal Reserve Bank.

         (c) Each Bank may, with the consent of the Agent and the Guarantor (which consent shall not be unreasonably withheld), assign to one or more financial institutions all or a portion of its respective Commitment; provided, however, that (i) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption Agreement substantially in the form of Exhibit I (each an "ASSIGNMENT AND ASSUMPTION AGREEMENT"), together with any Note subject to such assignment and a processing and recordation fee of $2,500, which, unless otherwise agreed, shall be payable by the assignor, and (ii) no such assignment shall be for less than $5,000,000 of the Commitment of such Bank, unless such assignment is to a then-current holder of a Note. Upon the effectiveness of the Assignment and Assumption Agreement as provided therein, from and after the date specified as the effective date in the Assignment and Assumption Agreement (the "ACCEPTANCE DATE"), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, such assignee shall have the rights and obligations of a "Bank" hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights (other than any rights it may have pursuant to Section
8.05 which will survive such assignment) and be released from its obligations under this Agreement which are assigned (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, the Notes and the other Loan Documents such Bank shall cease to be a party hereto).

         (d) The Agent shall maintain at its principal office a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of each Bank from time to time (the "REGISTER"). The Agent shall give notice to each Bank of any assignment. Each Borrower, the Agent and the Banks may treat each person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Assumption Agreement shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice to the Agent.

         (e) Upon its receipt of an Assignment and Assumption Agreement executed by an assigning Bank, together with each Note subject to such assignment (the "SURRENDERED NOTE"), the Agent shall, if such Assignment and Assumption Agreement has been completed and is in substantially the form of Exhibit I, (i) accept such Assignment and Assumption Agreement, (ii) record the information contained therein in the Register, (iii) give prompt notice thereof to the Borrowers and the Banks and (iv) revise the information set forth on Annex I to reflect the effect of such Assignment and Assumption Agreement, and distribute a copy of such revised Annex I to each Bank and the Borrowers. Within five Business Days after its receipt of such notice, the Borrowers shall acknowledge such Assignment and Assumption Agreement and shall execute and deliver to the Agent in exchange for the Surrendered Note or Notes a new Note or Notes to the order of the assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Assumption Agreement and, if the assigning Bank has retained a Commitment or Commitments hereunder, a new Note or Notes to the order of the assigning Bank in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Note or Notes shall re-evidence the indebtedness outstanding under the old Note or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such Surrendered Note or Surrendered Notes, shall be dated the date hereof and shall otherwise be in substantially the form, of the Note or Notes subject to such assignments. The assignment by a Bank of a Commitment or portion thereof to another Person and the execution and delivery of a new Note or Notes shall not constitute a novation of the indebtedness evidenced by the Surrendered Note or Surrendered Notes and incurred in connection with such assigned Commitment.

         (f) Each Bank agrees that, without the prior written consent of the Guarantor and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Note under the securities laws of the United States of America or of any other jurisdiction.

         (g) In connection with the efforts of any Bank to assign its rights or obligations or to participate interests, such Bank may disclose any information in its possession regarding any Borrower or any Loan Party.

         SECTION 8.12. NONLIABILITY OF AGENT AND LENDERS. The relationship between any Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Agent nor any Lender undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower's business or operations.

         SECTION 8.13. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

         SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE AGENT AND EACH BANK HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

         SECTION 8.15. NO NOVATION. The parties hereto have entered into this Agreement and the other Loan Documents solely to amend, restate and restructure the terms of, and obligations owing under and in connection with, the 1995 Agreement, the 1994 Agreement, the 1991 Agreement and 1991 Oral Finance Facility. The parties do not intend this Agreement or the other Loan Documents nor the transactions contemplated hereby or thereby to be, and this Agreement and the other Loan Documents and the transactions contemplated hereby or thereby shall not be, construed to be a novation of any of the obligations owing by a Borrower under or in connection with the 1991 Agreement, the 1994 Agreement, the 1995 Agreement or the 1991 Oral Finance Facility.

         SECTION 8.16. OBLIGATIONS WITH RESPECT TO LOAN PARTIES. (a) The obligations of a Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense such Borrower may have that such Borrower does not control such Loan Parties.

         (b) Each of the Borrowers hereby agrees that it is jointly and severally liable for the obligations under this Agreement and each other Loan Document, irrespective of whether such Borrower requested a Borrowing or received the proceeds of such Borrowing and further agrees that the financing provided by this Agreement and the other Loan Documents is essential to the continued success of the business operations of such Borrower. Notwithstanding the foregoing, the Banks agree that the liability of each Borrower hereunder shall not exceed at any time the Maximum Amount relevant to such Borrower. "MAXIMUM AMOUNT" means the greater of (i) 95% of (A) the fair saleable value of the assets of a Borrower as of the date hereof minus (B) the total liabilities of such Borrower (including contingent liabilities but excluding liabilities of such Borrower under this Agreement or any other Loan Document) on such date, and
(ii) 95% of (x) the fair saleable value of the assets of such Borrower from time to time minus (y) the total liabilities of such Borrower (including contingent liabilities but excluding liabilities of such Borrower under this Agreement and any other Loan Documents) plus (z) any amounts received by such Borrower under this Agreement.

         (c) Each Borrower expressly waives all rights it may now or in the future have under any statute, or at common law, or at law or in equity, or otherwise, to compel the Agent or any Bank to proceed in respect of the obligations under this Agreement or any other Loan Document against any other Borrower or any other Loan Party or against any security for the payment and performance of such obligations before proceeding against, or as a condition to proceeding against, such Borrower. Each Borrower further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of the Agent or any Bank to commence an action in respect of the obligations under this Agreement or any other Loan Document against any other Borrower or any other Loan Party or any security for the payment and performance of such obligations. Each Borrower agrees that any notice or directive given at any time to the Agent or any Bank which is inconsistent with the waivers in the preceding sentences shall be null and void and may be ignored by the Agent or such Bank, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Agreement for the reason that such pleading or introduction would be at variance with the written terms of this Agreement, unless the Agent and the Majority Banks have specifically agreed otherwise in writing. The foregoing waivers are the essence of the transaction contemplated by this Agreement and the Loan Documents and, but for such waivers, the Banks would decline to make the Loans. Each Borrower represents, warrants and agrees that its obligations under this Agreement and the other Loan Documents are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Agent, the Banks or any other Loan Party now existing or which may arise in the future.

                           [Signatures on Next Page.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                          GWALTNEY OF SMITHFIELD, LTD.

                          By   /s/ Aaron D. Trub
                               Name: Aaron D. Trub
                               Title: Secretary and Treasurer

                          THE SMITHFIELD PACKING
                          COMPANY, INCORPORATED

                          By   /s/ Aaron D. Trub
                               Name: Aaron D. Trub
                               Title: Secretary and Treasurer

                          PATRICK CUDAHY INCORPORATED

                          By   /s/ Aaron D. Trub
                               Name: Aaron D. Trub
                               Title: Secretary and Treasurer

                          ESSKAY, INC.

                          By   /s/ Aaron D. Trub
                               Name: Aaron D. Trub
                               Title: Secretary and Treasurer

                          BROWN'S OF CAROLINA, INC.

                          By   /s/ Aaron D. Trub
                               Name: Aaron D. Trub
                               Title: Secretary and Treasurer

                          JOHN MORRELL & CO.

                          By   /s/ Aaron D. Trub
                               Name: Aaron D. Trub
                               Title: Secretary and Treasurer

                          COOPERATIEVE CENTRALE
                           RAIFFEISEN-BOERENLEENBANK,
                           B.A., "RABOBANK NEDERLAND",
                           NEW YORK BRANCH,
                           individually and as Agent

                          By /s/ Joanna M. Solowski
                             Name: Joanna M. Solowski
                             Title: Authorized Officer

                          By /s/ Dennis Zienges
                             Name: Dennis Zienges
                             Title:  Authorized Officer

                          NATIONSBANK, N.A.

                          By /s/ John D. Mindnich
                             Name: John D. Mindnich
                             Title: Senior Vice President

                          DG BANK, DEUTSCHE
                           GENOSSENSCHAFTSBANK,
                           CAYMAN ISLANDS BRANCH

                          By /s/ William J. Bartlett
                             Name: William J. Bartlett
                             Title: Assistant Vice President

                          By /s/ Bobby Ryan Oliver, Jr.
                             Name: Bobby Ryan Oliver, Jr.
                             Title: Assistant Vice President

                          THE SUMITOMO BANK, LIMITED,
                           NEW YORK BRANCH

                            By /s/ Yoshinori Kawamura
                               Name: Yoshinori Kawamura
                               Title: Joint General Manager

                          SUNTRUST BANK, ATLANTA

                          By /s/ Robert V. Honeycutt
                             Name: Robert V. Honeycutti
                             Title: Assistant Vice President

                              By /s/ John G. Taylor
                                 Name: John G. Taylor
                                 Title:  Assistant Vice President

                          CAISSE NATIONALE DE
                               CREDIT AGRICOLE

                          By /s/ Dean Balice
                             Name: Dean Balice
                             Title: Senior Vice President

                          BOATMEN'S FIRST NATIONAL
                               BANK OF KANSAS CITY

                              By /s/ Ellen M. Isch
                                 Name: Ellen M. Isch
                                 Title: Vice President

                          FARM CREDIT SERVICES OF
                               THE MIDLANDS, PCA

                          By /s/ Richard A. Huckle, Jr.
                             Name: Richard A. Huckle, Jr.
                             Title: Vice President

                                   ANNEX I to
                     Fourth Amended, Restated and Continued
                           Revolving Credit Agreement
                              dated April 30, 1996

         Agent

COOPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A., "RABOBANK NEDERLAND,"
NEW YORK BRANCH
245 Park Avenue
New York, NY  10167
Attn: Joanna Solowski, Eastern Agribusiness
Telephone:  212-916-7800
Telecopy:  212-916-7837

         Banks                                             Credit Percentage

                                                Facility A       Facility B

COOPERATIEVE CENTRALE RAIFFEISEN-              29.411764705%    29.411764705%
BOERENLEENBANK B.A., "RABOBANK NEDERLAND",
NEW YORK BRANCH
245 Park Avenue
New York, New York  10167
Attn:  Corporate Services
Telephone:  212-916-7801
Telecopy:  212-916-7837

Wiring Instructions:

Bank of New York
ABA #021000018
A/C Rabobank Nederland, New York Branch
A/C #8026002533
Ref:  Smithfield

                                                   Banks

                                             Facility A       Facility B

NATIONSBANK, N.A. (CAROLINAS)               13.725490196%        13.725490196%
MD2-600-01-05
Corporate Bank
6610 Rockledge Drive
Bethesda, Maryland  20817-1876
Telephone:  301-571-0702
Telecopy:  301-571-0719

Wiring Instructions:

NationsBank of Virginia
ABA #051000017
Credit Name:  Comm Loans
Details:  Ref Smithfield Foods, Notify Comm Loans

FARM CREDIT SERVICES OF THE
MIDLANDS, PCA                               13.725490196%        13.725490196%
206 South 19th Street
Omaha,Nebraska 68102
Telephone: (402) 348-3288
Telecopy: (402) 348-3324

Wiring Instructions:

ABA #125108298
Bank Name: AGAmerica FCB, Spokane, WA
Reference: Smithfield Foods, Inc.

                                                   Banks

                                               Facility A       Facility B

DG BANK, DEUTSCHE GENOSSENSCHAFTSBANK,
   CAYMAN ISLANDS BRANCH                       9.803921569%       9.803921569%
303 Peachtree-One Peachtree Center
Suite 2900
Atlanta, Georgia 30308
Telephone: 404.524.3966
Telecopy: 404.524.4006

Wiring Instructions:

DG Bank, Deutsche Genossenschaftsbank,
   Cayman Islands Branch
Via Chips System
DG Bank ABA No.: 845
Reference:  Smithfield Foods

Federal Reserve Bank of New York
Routing/Account No.:  026008455
Reference:  Smithfield Foods

CAISSE NATIONALE DE
   CREDIT AGRICOLE                             9.803921569%       9.803921569%
55 East Monroe Street, Suite 4700
Chicago, Illinois 60603
Telephone: (312) 917-7428
Telecopy: (312) 372-4421

Wiring Instructions:

Morgan Guaranty
ABA #021000238 CNCA Chicago
Account #63000205
Reference: Smithfield Foods

                                                   Banks

                                               Facility A       Facility B

THE SUMITOMO BANK, LIMITED,
   NEW YORK BRANCH                            7.843137255%      7.843137255%
US Corporate Dept. II
277 Park Avenue, 6th Floor
New York, New York 10172
Telephone: 212-224-4130
Telecopy: 212-224-5188

Wiring Instructions:

Morgan Guaranty Trust Company of New York
ABA #021000238
Account Name: The Sumitomo Bank Limited
New York Branch
Account #631-28-256
Reference: Smithfield Foods

SUNTRUST BANK, ATLANTA                        7.843137255%      7.843137255%
25 Park Place, 25th Floor
Atlanta, Georgia 30303
Telephone: 404.724.3402
Telecopy: 404.230.5305

Wiring Instructions:

SunTrust Bank, Atlanta
ABA #061000104
Account Name: wire clearing general
Account Number: 8892170730
Reference: Smithfield Foods
Attn: Freda Bethea

                                                   Banks

                                               Facility A        Facility B

BOATMEN'S FIRST NATIONAL
   BANK OF KANSAS CITY                        7.843137255%       7.843137255%
14 West 10th Street
Kansas City, Missouri 64105
Telephone: (816) 691-7748
Telecopy: (816) 691-7426

Wiring Instructions:

ABA #101000035
Attn:  Commercial Loan Operations
         Larry Moss
Reference:  Smithfield